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                                                              Exhibit 99.(d)(vi)

                         EXPENSE REIMBURSEMENT AGREEMENT

     THIS EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of December 2005 between Lord, Abbett & Co. LLC ("Lord Abbett") and Lord Abbett Investment Trust (the "Investment Trust") with respect to the Lord Abbett Core Fixed Income Fund, Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett Total Return Fund, and Lord Abbett U.S. Government & Government Sponsored Enterprises Fund (each a "Fund").

     In consideration of good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

     1. With respect to each of the Lord Abbett Limited Duration U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett Core Fixed Income Fund, and Lord Abbett Total Return Fund, Lord Abbett agrees to bear directly and/or reimburse the Funds for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) ninety basis points (0.90%) for Class A shares of the Funds, (b) one hundred and fifty-five basis points (1.55%) for Class B shares of the Funds, (c) one hundred and fifty-five basis points (1.55%) for Class C shares of the Funds, (d) one hundred basis points (1.00%) for Class P shares of the Funds, and
          (e) fifty-five basis points (0.55%) for Class Y shares of the Funds of the average daily net assets in the Funds for the time period set forth in paragraph 3 below.

     2. With respect to the Lord Abbett U.S. Government & Government Sponsored Enterprises Fund, Lord Abbett agrees to bear directly and/or reimburse the Fund for expenses if and to the extent that Total Operating Expenses exceed or would otherwise exceed an annual rate of (a) one hundred basis points (1.00%) for Class A shares of the Fund, (b) one hundred and sixty-five basis points (1.65%) for Class B shares of the Fund, (c) one hundred and sixty-five basis points (1.65%) for Class C shares of the Fund, (d) one hundred and ten basis points (1.10%) for Class P shares of the Fund, and (e) sixty-five basis points (0.65%) for Class Y shares of the Fund of the average daily net assets in the Fund for the time period set forth in paragraph 3 below.

     3. Lord Abbett's commitment described in paragraphs 1 and 2 will be effective from December 1, 2005 through November 30, 2006.

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     IN WITNESS WHEREOF, Lord Abbett and the Investment Trust have caused this
Agreement to be executed by a duly authorized member and officer, respectively, on the day and year first above written.


                                  LORD ABBETT INVESTMENT TRUST


                                  By: /s/ Christina T. Simmons
                                          Christina T. Simmons
                                          Vice President and Assistant Secretary


                                    LORD, ABBETT & CO. LLC


                                  By: /s/ Lawrence H. Kaplan
                                          Lawrence H. Kaplan
                                          Member and General Counsel